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EXHIBIT 99.1


                   [Letterhead of The Town and Country Trust]



FOR IMMEDIATE RELEASE:
THE TOWN AND COUNTRY TRUST ANNOUNCES SEVERANCE CHARGE

BALTIMORE, MD - DECEMBER 23, 2004 - The Town and Country Trust (NYSE: TCT - news), a multifamily real estate investment trust, today announced that it will take a severance charge against fourth quarter 2004 earnings of approximately $1.6 million, or $.07 per diluted share. The charge is related to the departure of two senior executives, Executive Vice President and Co-Chief Operating Officer James Dolphin and Senior Vice President - Property Operations Gerald J. Haak. Mr. Dolphin's resignation will be effective January 31, 2005. Other executives currently with the Trust have assumed the responsibilities of Messrs. Dolphin and Haak.

The Town and Country Trust is a multifamily real estate investment trust that owns and operates 38 apartment communities with 13,065 apartment homes in the Mid-Atlantic region and Florida.


ADDITIONAL INFORMATION REGARDING THE TOWN AND COUNTRY TRUST CAN BE FOUND ON THE TRUST'S WEB SITE AT http://www.tctrust.com


Harvey Schulweis
Chairman of the Board and Chief Executive Officer
The Town and Country Trust
212-407-2150
Financial Relations Board for The Town and Country Trust
Joseph Calabrese
Investor Inquiries
212-827-3772




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